Exhibit 99.1

New York Community Bancorp, Inc. Announces the Appointment of Lawrence J. Savarese to Its Board of Directors

WESTBURY, N.Y.--(BUSINESS WIRE)--March 4, 2013--New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today announced the appointment of Lawrence J. Savarese, a senior finance professional, to the Boards of Directors of the Company and its subsidiary banks, New York Community Bank and New York Commercial Bank, effective today, March 4, 2013.

From 1978 through 2012, Mr. Savarese enjoyed a successful career with the independent public accounting firm KPMG. For 19 of those years, he was an Audit Partner in the firm's Financial Services Practice, serving as partner in charge of audits of both community banks and international banks with branches and agencies in the United States. During this time, Mr. Savarese served as KPMG’s representative to the New York Bankers Association and The Institute of International Bankers.

From 2008 to 2011, Mr. Savarese served as Audit Partner, Risk Management, for KPMG's Advisory Practice, where he developed and implemented advisory service protocols in connection with certain requirements of the Public Accounting Oversight Board. Prior to his retirement, Mr. Savarese was an Audit Partner in KPMG's Global Services Centre, where he designed and developed the standardized approach for auditing banks now used by the firm's Global Bank Practice.

Commenting on Mr. Savarese's appointment, the Company's President and Chief Executive Officer, Joseph R. Ficalora, stated, "We would be hard pressed to find a more suitable candidate for service on our Boards of Directors. Mr. Savarese’s expertise in finance and risk management and his extensive experience as the senior independent auditor for some of the world's premier banking institutions – including ours – will serve both our Company and our shareholders well. We are delighted that he has agreed to serve on our Boards of Directors, and as a member of our Audit, Investment, Risk Assessment, and Nominating Committees, where his expertise will be put to excellent use."

About New York Community Bancorp, Inc.

With assets of $44.1 billion at December 31, 2012, New York Community Bancorp, Inc. is the 20th largest bank holding company in the nation and a leading producer of multi-family loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with 240 branches serving customers throughout Metro New York, New Jersey, Florida, Ohio, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank currently operates through seven local divisions, each with a history of strength and service in its community: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank.

Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investor:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032